Exhibit 10.10

Amendment No. 2

Lincoln National Corporation

Deferred Compensation & Supplemental/Excess Retirement Plan

(As Amended and Restated Effective January 1, 2020)

The Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”) is hereby amended, effective December 19, 2022, by:

1.	Amending Section 2.1 of the Plan, in its entirety, to read as follows:

“2.1General.  This Plan is maintained by the Company for the benefit of a select group of management and highly compensated employees.

The Benefits Administrator shall have the discretion to determine the eligibility of employees to participate in this Plan; provided, however, that in order to be eligible, (a) the employee must be a member of a select group of management or highly compensated employees of an Employer and (b) the employee must be a regular employee on an Employer’s U.S. payroll, provided that if he or she is employed outside of the United States, he or she must be a U.S. citizen and his or her Employer must have consented to his or her participation in the Plan.”

2.	In all other respects, said Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the President and Chief Executive Officer of the Company has executed this Amendment this 19th day of December 2022.

LINCOLN NATIONAL CORPORATION

/s/     Ellen Cooper

By:   Ellen Cooper

Its:    President and Chief Executive Officer